EXHIBIT 99.1

Airspan Networks Announces

Second Quarter Financial Results

BOCA RATON, Fla. – July 29, 2003 – Airspan Networks Inc. (Nasdaq: AIRN) today announced second quarter financial results for the period ending June 29, 2003. The Company’s revenues of $7.5 million were 185 percent higher than the second quarter of 2002. The net loss attributable to common stockholders computed in accordance with generally accepted accounting principles, or GAAP, for the second quarter of 2003 was $0.30 per share, versus a loss of $0.29 in the second quarter of 2002.

The second quarter revenues were four percent lower than the $7.8 million recorded in the first quarter of 2003. Gross loss for the second quarter was $2.6 million, compared with a loss of $1.5 million for the corresponding quarter a year ago, and a gross profit of $2.6 million (32.7 percent of revenues) in the first quarter of 2003. The gross loss was 34.2 percent of revenues in the second quarter of 2003 and, excluding an inventory write off of $4.4 million in the second quarter of 2003, the non-GAAP gross margin was 24.2 percent.(1) Operating expenses for the second quarter totaled $8.9 million, compared to $9.4 million in the second quarter of 2002. The second quarter expenses included a provision of $0.3 million to cover layoffs implemented in the quarter, while the expenses for the second quarter in 2002 included a bad debt provision of $1.5 million. If all non-GAAP provisions are excluded, operating expenses in the second quarter of 2003 were $8.6 million, compared to $7.9 million for the corresponding year-earlier period.(2) Operating expenses in the first quarter of 2003 were $8.8 million. Most of the year-over-year increase in operating expense is attributable to the rise in headcount caused by the Company’s acquisition of the WipLL business in Israel in October 2002. The slight increase in expenses in the second quarter over the first quarter in 2003 was caused by a restructuring charge of $0.3 million. Net loss for the second quarter 2003 was $10.4 million, or $0.30 per share, versus a loss for the second quarter of 2002 of $10.2 million, or $0.29 per share.

The company’s cash and short-term investments at the close of the second quarter 2003 stood at $39.8 million, of which $1.6 million was restricted cash. Total cash usage in the second quarter was approximately $7.2 million. As mentioned in the earnings release for the prior quarter, the Company used $2.4 million at the beginning of the quarter to prepay long term debt. At the end of the second quarter, the balance sheet was free of all funded indebtedness. Cash usage in the third quarter is expected to be below $4 million.

“We were able to maintain the revenue levels we achieved in the first quarter of this year in this tough market, and to post a 185% improvement in year over year terms,” said Eric Stonestrom, president and chief executive officer for Airspan. “The second quarter was also significant in terms of successful new product introductions on both product platforms and customer wins in major markets like China and India. We also implemented headcount reductions of 20 percent from the first quarter level, which will reduce operational expenses going forward, facilitating a lower break-even point. In addition, we strengthened our commitment to the new IEEE 802.16 standard through our involvement with the WiMAX Forum and the incorporation of WiMAX in our product roadmap.”

“We’ve demonstrated our company’s ability to continue to attract new customers as well as expand our existing revenue base. In the second quarter, we derived revenue from a total of 61 customers, 17 of which were new, in 41 countries. We began to ship the new AS4020 product line to new and existing customers around the world. The WipLL customer base continued to expand, and we had 25 WipLL customers in the second quarter, up from 14 in the first quarter of this year. We added several new frequency bands and product capabilities for WipLL to enlarge the addressable market, most significantly with additional bands applicable in the US market, which is showing early signs of recovery in the rural segment.”

Stonestrom expects that Airspan’s results will continue to improve through 2003, and forecasts that third quarter revenues should exceed second quarter levels. The company will provide an update on profitability targets at the end of the third quarter, once the restructuring efforts are further advanced. “We are clearly very focused on breakeven and cash management to get there successfully.”

“We continue with our efforts to reduce expenses,” explained Peter Aronstam, chief financial officer. “While normal operating expenses remained fairly constant for both quarters in 2003, our second quarter headcount reductions will positively impact operating expense when their full financial benefits become apparent in the second half of this year. Our restructuring efforts will continue as the year progresses. We also took a large inventory provision in the second quarter to reflect our view that, with the full introduction of the new AS4020 product line in the quarter, demand for AS4000 equipment has lessened.”

The company has scheduled an investor conference call for 5 p.m. EDT today. The dial-in numbers for the live conference call are as follows: US toll-free number is 1-800-283-1485; international access dial-in number is 1-703-736-7226. There will be a live webcast of the conference call available on the investor relations section of the Airspan Web site at www.airspan.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. A telephone replay of the call will also be available. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 703-925-2533. Please reference the Airspan Networks second quarter conference call.

About Airspan Networks

Airspan Networks provides wireless DSL systems and solutions to both licensed and unlicensed operators around the world in frequency bands between 900 MHz to 4 GHz, including both PCS and 3.5GHz. Additionally, Airspan has developed an enhanced version of its WipLL product, which in addition to the 2.4GHz and 3.5GHz ranges, serves unlicensed operators in the 5.7-5.8GHz range. Airspan continues to evolve its products in order to meet new 802.11b and 802.16a IEEE standards. The company has deployments with more than 130 operators in more than 50 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom. More information on Airspan can be found at http://www.airspan.com.

Except for historical matters contained herein, this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements made in this press release that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements also include statements concerning certain anticipated restructuring activities for the second half of 2003, Airspan’s ability to improve operating efficiencies and return to profitability and Airspan’s ability to seize growth opportunities, and are subject to risks and uncertainties that could cause actual results to differ materially. Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; and (v) a loss of any of our key customers. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

For media inquiries, contact:

Airspan Networks:

Al Quintana

Senior Director, Marketing Communications

Tel: +1 561 893-8683

Fax: +1 561 893-8671

Email:	aquintana@airspan.com

For Investment inquiries, contact:

Airspan Networks:

Peter Aronstam

Chief Financial Officer

Tel: +1 561 893-8682

Fax: +1561 893-8681

Email: paronstam@airspan.com

Use of Non-GAAP Financial Information

To supplement its consolidated financial statements presented on a GAAP basis, Airspan may use non-GAAP measures of operating results, net income/loss and income/loss per share, which are adjusted to exclude certain costs, expenses, gains and losses that it believes are appropriate to enhance the overall understanding of its financial performance. These adjustments to Airspan’s GAAP results are made with the intent of providing both management and investors a supplemental understanding of its underlying operational results and trends. Adjusted non-GAAP results are among the primary indicators management uses as a basis for planning and forecasting Airspan’s business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for Airspan’s financial results prepared in accordance with generally accepted accounting principles in the United States.

(1) Reconciliation of GAAP gross loss to gross profit before inventory provision and as the corresponding percentage of revenue

	Three months ended June 29, 2003
	(unaudited)
GAAP reported gross loss	$(2,578)	-34.3%
Add back	4,398	58.5%

Inventory provision	$1,820	24.2%

(2) Reconciliation of GAAP total operating expenses to ‘operating expenses excluding provisions’

	Three months ended
	June 30, 2002	June 29, 2003
	(unaudited)
GAAP reported total operating expenses	$9,374	$8,895
Less:
Bad debt provision	(1,456)	—
Restructuring provision	—	(273)

Total operating expenses excluding provisions	$7,918	$8,622

Airspan Networks Inc

Consolidated Balance Sheets

(in thousands)

	December 31, 2002	June 29, 2003
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$48,167	$37,204
Restricted cash	2,146	1,618
Short term investments	5,074	1,000
Accounts receivable	14,328	13,227
Unbilled accounts receivable	152	87
Inventory	17,627	12,518
Prepaid expenses and other current assets	3,914	2,531

Total Current Assets	91,408	68,185
Property, plant and equipment, net	4,137	3,678
Goodwill, net	784	784
Intangible assets, net	626	539
Long-term accounts receivable	—	—
Other non-current assets	906	936

Total Assets	$97,861	$74,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,759	$4,711
Accrued taxes	481	538
Deferred revenue	922	520
Other accrued expenses	8,099	7,316
Current portion of long-term debt	2,500	—

Total Current Liabilities	19,761	13,085

Stockholders’ Equity
Common stock	10	11
Note receivable – stockholder	(130)	(130)
Additional paid in capital	214,727	214,737
Treasury Stock	(405)	(797)
Other comprehensive income	1,562	874
Accumulated deficit	(137,664)	(153,658)

Total Stockholders’ Equity	78,100	61,037

Total Liabilities and Stockholders’ Equity	$97,861	$74,122

Airspan Networks Inc

Consolidated Statements of Income

(in thousands except for share and per share data)

	Three months ended		Six months ended
	June 30, 2002	June 29, 2003	June 30, 2002	June 29, 2003
	(unaudited)		(unaudited)
Revenue	$2,643	$7,524	$6,032	$15,335
Cost of revenue	(2,160)	(5,704)	(5,177)	(10,957)
Inventory	(2,001)	(4,398)	(2,001)	(4,398)

Gross loss	(1,518)	(2,578)	(1,146)	(20)

Operating expenses:
Research and development	3,409	3,670	6,723	7,389
Sales and marketing	2,365	2,656	5,241	5,260
Bad debt provision	1,456	—	1,518	—
General and administration	2,144	2,252	4,385	4,638
Amortization of intangibles	—	44	—	87
Restructuring provision	—	273	167	273

Total operating expenses	9,374	8,895	18,034	17,647

Loss from operations	(10,892)	(11,473)	(19,180)	(17,647)
Net interest and other income	650	1,070	688	1,677

Loss before tax	(10,242)	(10,403)	(18,492)	(15,990)

Income tax credit / (charge)	(1)	(4)	(2)	(4)

Net Loss	$(10,243)	$(10,407)	$(18,494)	$(15,994)

Net loss per share
—basic and diluted	$(0.29)	$(0.30)	$(0.53)	$(0.46)

Weighted average shares outstanding
—basic and diluted	35,155,460	34,734,726	35,133,743	34,856,524